EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 19, 2007
PAYCHEX, INC. REPORTS RECORD SECOND QUARTER RESULTS
Announces completion of the Company’s $1.0 billion stock repurchase program, totaling 23.7 million shares of common stock
December 19, 2007
SECOND QUARTER FISCAL 2008 HIGHLIGHTS
•	Diluted earnings per share increased 14% to $0.40 per share.

•	Net income increased 11% to $147.1 million.

•	Total revenue increased 12% to $507.8 million.

•	Payroll service revenue increased 9% to $361.6 million

•	Human Resource Services revenue increased 24% to $115.5 million.

•	Operating income excluding interest on funds held for clients increased 17% to $178.7 million.
     ROCHESTER, NY, December 19, 2007 — Paychex, Inc. (“we,” “our,” or “us”) (NASDAQ:PAYX) today announced record net income of $147.1 million for the three months ended November 30, 2007 (the “second quarter”), an 11% increase over net income of $132.7 million for the same period last year. Diluted earnings per share were $0.40, an increase of 14% over $0.35 per share for the same period last year. Total revenue was $507.8 million, a 12% increase over $455.0 million for the same period last year.
     “Fiscal 2008 continues to meet our expectations and we experienced excellent margins, with operating income excluding interest on funds held for clients improving 17% over the same period last year,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex. “Our results for the second quarter were strong and included the acquisition of Hawthorne Benefit Technologies, Inc., whose BeneTrac, a web-based benefits management and administration system, contributed to the growth in Human Resource Services revenue.
     “We are also pleased to announce the completion of our $1.0 billion stock repurchase program on December 14, 2007, for a total of 23.7 million shares of common stock, with fiscal year 2008 weighted-average outstanding shares expected to be 370 million,” added Mr. Judge.
     Payroll service revenue increased 9% to $361.6 million for the second quarter from the same period last year. The increase was due to client base growth, higher check volume, and price increases.
     Human Resource Services revenue increased 24% to $115.5 million for the second quarter from the same period last year. This growth was generated from the following: retirement services client base increased 17% to 46,000 clients; comprehensive human resource outsourcing services client employees increased 22% to 401,000 client employees served; and the workers’ compensation insurance client base increased 19% to 67,000 clients. Additionally, the asset value of the retirement services client employees’ funds increased 24% to $8.9 billion.
     Total expenses increased 9% to $298.3 million for the second quarter from the same period last year as a result of increases in personnel and other costs related to selling and retaining clients, and promoting new services.
     For the second quarter, our operating income was $209.5 million, an increase of 15% over the same period last year. Operating income excluding interest on funds held for clients increased 17% to $178.7 million and improved as a percent of service revenues to 37% from 36% for the same period last year.
     For the second quarter, interest on funds held for clients increased 4% to $30.7 million attributable primarily to higher average investment balances. Corporate investment income decreased 25% to $7.5 million due to lower average investment balances resulting from the funding of the stock repurchase program, offset by higher average interest rates earned.

     Average investment balances and interest rates are summarized below:

	For the three months ended		For the six months ended
	November 30,		November 30,
$ in millions	2007	2006	2007	2006

Average investment balances:
Funds held for clients	$3,065.4	$2,894.2	$3,080.0	$2,931.7
Corporate investments	$753.8	$1,070.8	$990.7	$1,035.9

Average interest rates earned:
Funds held for clients	4.0%	4.0%	4.1%	4.0%
Corporate investments	3.9%	3.7%	4.0%	3.7%

YEAR-TO-DATE FISCAL 2008 HIGHLIGHTS
     The highlights for the six months ended November 30, 2007 are as follows:
•	Record net income of $298.2 million, or $0.79 diluted earnings per share.

•	Net income and diluted earnings per share increased 11% and 13%, respectively.

•	Total revenue increased 11% to $1,014.9 million.

•	Payroll service revenue increased 8% to $723.1 million.

•	Human Resource Services revenue increased 22% to $228.8 million.

•	Operating income increased 14% to $420.1 million, and operating income excluding interest on funds held for clients increased 15% to $357.0 million.

•	Cash flow from operations was $358.2 million.
OUTLOOK
     Our current outlook for the full fiscal year ending May 31, 2008 has been revised to reflect slightly lower payroll service revenue growth and the decreases in the Federal Funds rate of 100 basis points since June 1, 2007. Our projections are based on current economic and interest rate conditions continuing with no significant changes. Projected revenue and net income growth are as follows:

Payroll service revenue	8%	—	9%
Human Resource Services revenue	20%	—	23%
Total service revenue	11%	—	13%
Interest on funds held for clients	(5%)	—	0%
Total revenue	9%	—	11%
Corporate investment income	(40%)	—	(35%)
Net income	11%	—	13%
     The effective income tax rate is expected to approximate 32%.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for December 20, 2007 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or Terri Allen	585-383-3406

Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. We offer comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, health insurance, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 561,000 payroll clients nationwide. For more information about Paychex, Inc. and our products, visit www.paychex.com.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, those that are described in our filings with the Securities and Exchange Commission (“SEC”), including the most recent Annual Report on Form 10-K (“Form 10-K”) filed on July 20, 2007. Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of issuance of this release, or to reflect occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended			For the six months ended
	November 30,			November 30,
	2007	2006	% Change	2007	2006	% Change

Revenue:
Payroll service revenue	$361,588	$332,208	9%	$723,074	$667,447	8%
Human Resource Services revenue	115,451	93,038	24%	228,780	187,342	22%

Total service revenue	477,039	425,246	12%	951,854	854,789	11%
Interest on funds held for clients (1)	30,754	29,709	4%	63,069	59,540	6%

Total revenue	507,793	454,955	12%	1,014,923	914,329	11%

Expenses:
Operating expenses	162,452	150,870	8%	321,767	298,954	8%
Selling, general and administrative expenses	135,865	121,757	12%	273,092	246,693	11%

Total expenses	298,317	272,627	9%	594,859	545,647	9%

Operating income	209,476	182,328	15%	420,064	368,682	14%

Investment income, net (1)	7,503	9,941	(25%)	19,740	19,357	2%

Income before income taxes	216,979	192,269	13%	439,804	388,039	13%

Income taxes	69,867	59,603	17%	141,617	120,292	18%

Net income	$147,112	$132,666	11%	$298,187	$267,747	11%

Basic earnings per share	$0.40	$0.35	14%	$0.79	$0.70	13%

Diluted earnings per share	$0.40	$0.35	14%	$0.79	$0.70	13%

Weighted-average common shares outstanding	369,914	380,747		375,299	380,571

Weighted-average common shares outstanding, assuming dilution	371,404	382,433		376,903	382,172

Cash dividends per common share	$0.30	$0.21	43%	$0.60	$0.37	62%

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-K and Quarterly Reports on Form 10‑Q, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amount)

	November 30,	May 31,
	2007	2007
	(unaudited)	(audited)

ASSETS
Cash and cash equivalents	$52,926	$79,353
Corporate investments (1)	414,028	511,772
Interest receivable	38,564	53,624
Accounts receivable, net of allowance for doubtful accounts	213,787	186,273
Deferred income taxes	—	23,840
Prepaid income taxes	14,272	8,845
Prepaid expenses and other current assets	24,307	24,515

Current assets before funds held for clients	757,884	888,222
Funds held for clients (1)	3,471,720	3,973,097

Total current assets	4,229,604	4,861,319
Long-term corporate investments (1)	9,117	633,086
Property and equipment, net of accumulated depreciation	264,902	256,087
Intangible assets, net of accumulated amortization	69,893	67,213
Goodwill	433,115	407,712
Deferred income taxes	14,143	15,209
Other long-term assets	5,581	5,893

Total assets	$5,026,355	$6,246,519

LIABILITIES
Accounts payable	$63,359	$46,961
Accrued compensation and related items	111,845	125,268
Deferred revenue	5,948	7,758
Deferred income taxes	2,119	—
Litigation reserve	23,522	32,515
Other current liabilities	47,080	42,638

Current liabilities before client fund deposits	253,873	255,140
Client fund deposits	3,457,867	3,982,330

Total current liabilities	3,711,740	4,237,470
Accrued income taxes (2)	14,620	—
Deferred income taxes	7,318	9,567
Other long-term liabilities	48,266	47,234

Total liabilities	3,781,944	4,294,271

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 363,673 shares as of November 30, 2007, and 382,151 shares as of May 31, 2007, respectively	3,637	3,822
Additional paid-in capital	416,622	362,982
Retained earnings (2)	815,147	1,595,105
Accumulated other comprehensive income/(loss)	9,005	(9,661)

Total stockholders’ equity	1,244,411	1,952,248

Total liabilities and stockholders’ equity	$5,026,355	$6,246,519

(1)	The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected net unrealized gains of $13.9 million as of November 30, 2007, compared with net unrealized losses of $14.9 million as of May 31, 2007. During the first six months of fiscal 2008, the investment portfolios ranged from a net unrealized loss of $24.3 million to a net unrealized gain of $13.9 million. The net unrealized gain of our investment portfolios was approximately $15.1 million as of December 14, 2007.

(2)	Effective June 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” Upon adoption, we recognized the cumulative effect of our uncertain tax positions of $8.4 million, with an offsetting decrease to opening retained earnings. Long-term liabilities on our Consolidated Balance Sheets include a reserve for uncertain tax positions as resolution of these matters is not expected within the next twelve months.